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                                   EXHIBIT 5.1

                  [LETTERHEAD OF MORGAN, LEWIS & BOCKIUS, LLP]



October 8, 1999


Corporate Office Properties Trust
401 City Avenue, Suite 615
Bala Cynwyd, PA  19004

Ladies and Gentlemen:

We have acted as counsel to Corporate Office Properties Trust, a Maryland real estate investment trust ("COPT"), in connection with the registration of up to 2,850,623 shares (the "Shares") of its Common Shares of Beneficial Interest, $.01 par value per share, on a registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act"). The Shares will be issued pursuant to the Corporate Office Properties Trust 1998 Long Term Incentive Plan, as amended (the "Plan").

We have examined the Registration Statement and such corporate records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

Based on the foregoing, it is our opinion that the Shares will be, when issued in accordance with the terms of the Plan, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ Morgan, Lewis & Bockius, LLP